UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 15, 2005

WILLIAM LYON HOMES

(Exact name of registrant as specified in charter)

Delaware	001-31625	33-0864902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4490 Von Karman Avenue, Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 833-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

William Lyon Homes (the “Company”) has been advised that, on September 15, 2005, each of General William Lyon, the controlling stockholder, Chairman of the Board and Chief Executive Officer of the Company, and the William Harwell Lyon 1987 Trust (the “1987 Trust”), which owns approximately 20% of the Company’s outstanding shares of common stock, entered into variable prepaid forward contracts (the “Lyon Forward Contract” and the “Trust Forward Contract”, respectively) with Lehman Brothers OTC Derivatives Inc. (the “Buyer”). Pursuant to the Lyon Forward Contract, in exchange for a current payment of approximately $16.0 million from the Buyer, General Lyon has an obligation to deliver up to 117,000 shares of common stock (subject to applicable adjustments) of the Company to the Buyer on September 15, 2008 or may retain all or a portion of the shares subject to the Lyon Forward Contract and deliver the cash equivalent of such retained shares on such date. Pursuant to the Trust Forward Contract, in exchange for a current payment of approximately $8.0 million from the Buyer, the 1987 Trust has an obligation to deliver up to 58,000 shares of Common Stock (subject to applicable adjustments) of the Company to the Buyer on September 15, 2008 or may retain all or a portion of the shares subject to the Trust Forward Contract and deliver the cash equivalent of such retained shares on such date.

The Company has been informed that the foregoing transactions were designed to provide General Lyon and the 1987 Trust an opportunity to realize a portion of the value of the shares of Common Stock subject to their respective forward contracts while maintaining an opportunity to share in the Company’s future growth. The shares subject to the forward contracts represent only 2.8% and 3.3% of the shares of common stock owned by General Lyon and the 1987 Trust, respectively.

Except as may become required by law, the Company does not by filing this report undertake to report modifications, terminations or other activities under the Lyon Forward Contract or the Trust Forward Contract, nor the future establishment of any such contracts or agreements by General Lyon, the Trust or other officers, directors or substantial stockholders of the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAM LYON HOMES

Dated September 16, 2005

	By:	/s/ Michael D. Grubbs
Michael D. Grubbs
Senior Vice President, Chief Financial Officer and Treasurer

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